EXHIBIT 99.1
Steven B. Tanger transitions from CEO to Executive Chair of Board of Directors
Stephen Yalof assumes CEO role at Tanger Outlets
David B. Henry appointed to the role of Lead Director

Greensboro, NC – January 5, 2021 – Tanger Factory Outlets Centers, Inc. (NYSE: SKT), a leading operator of upscale open-air outlet centers, today announced the implementation of the executive succession plan initially outlined in April 2020. As of January 1, 2021, Steven B. Tanger has transitioned to Executive Chair of the Company’s Board of Directors, effective through January 1, 2024 and Stephen Yalof has assumed the role of Chief Executive Officer of the Company. David B. Henry, previously Non-Executive Chair of the Board, has been appointed to Lead Director.

In 1984, Mr. Tanger joined Stanley K. Tanger as the Company’s fourth employee. At that time, Tanger had seven centers in six states totaling approximately 344,000 square feet. With over 40 years of experience in the outlet industry, Tanger Outlets has grown to include 38 centers in 20 states and Canada, totaling approximately 14.1 million square feet, and hosts more than 180 million visitors annually. The Company has created jobs for more than 40,000 people across the U.S. and Canada.

Previously, Mr. Tanger was a Trustee of the International Council of Shopping Centers (ICSC), a Director of The Fresh Market, a member of the Real Estate Roundtable and a Director and Member of the Executive Committee of the National Association of Real Estate Investment Trusts (NAREIT). Mr. Tanger received the Lifetime Excalibur Award from the American Cancer Society in 1996 for his efforts in the fight against breast cancer, which continue today. In April 2011, Mr. Tanger received the UJA-Federation Award of Excellence and in May 2012, The American Apparel & Footwear Association awarded him the Excellence in Retail Award.

Mr. Tanger has received numerous awards recognizing the highest level of civilian contribution to several states, including North Carolina’s Order of the Long Leaf Pine, The Order of the Palmetto from the State of South Carolina and the Commodores Award in the State of Ohio. In 2013, Mr. Tanger became the named donor for the Steven B. Tanger Performing Arts Center in Greensboro, NC. In 2014, Mr. Tanger won the prestigious Ernst & Young Entrepreneur of the Year Award for the Southeast in Retail and Hospitality and was inducted into the North Carolina Business Hall of Fame for his contributions to the state’s business community over the last 44 years. In 2015, Mr. Tanger was inducted into the Outlet Industry Hall of Fame and was the commencement speaker for the UNC Kenan-Flagler School of Business graduation in 2016.

“I am very proud of what our team accomplished at Tanger Outlets during my 36 years on the management team, including 12 years as CEO. I look forward to continuing to provide ongoing guidance and support as Executive Chair of the Board. Since Stephen joined us last April, he has proven to be an invaluable leader and will take our Company to its next stage of our growth,” said Mr. Tanger. “With his extensive experience and successful industry track record, I believe he will be able to help Tanger navigate the ever-evolving retail landscape and position us for success for many years to come.”

“I am honored to assume the role of Chief Executive Officer of Tanger Outlets during this important and transformative time,” said Mr. Yalof. “While 2020 brought unprecedented challenges, our outlook is improving. We are curating new ways to serve our customers in a safe, secure manner to grow our business for the long-term.”

Mr. Yalof joined Tanger Outlets as President and Chief Operating Officer in April 2020. Prior to Tanger, he served as Chief Executive Officer of Simon Premium Outlets since 2014. Mr. Yalof has over 20 year of experience with retailers, including his tenure in leadership roles at Ralph Lauren Corporation and The Gap, Inc.

About Tanger Factory Outlet Centers, Inc.
Tanger Factory Outlet Centers, Inc. (NYSE: SKT) is a leading operator of open-air upscale outlet shopping centers that owns, or has an ownership interest in, a portfolio of 38 centers. Tanger's operating properties are located in 20 states and in Canada, totaling approximately 14.1 million square feet, leased to over 2,700 stores operated by more than 500 different brand name companies. The Company has more than 40 years of experience in the outlet industry and is a publicly-traded REIT. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the Company's website at www.tangeroutlets.com.

Investor Contact	Media Contact
Cyndi Holt	Quentin Pell
VP of Investor Relations	VP of Corporate Communications and Enterprise Risk
Cyndi.holt@tangeroutlets.com	Management
Quentin.pell@tangeroutlets.com